Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000 mww@chyron.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

CHYRON REPORTS 2003 THIRD QUARTER RESULTS

MELVILLE, N.Y. - November 14, 2003--Chyron Corporation (OTCBB: CYRO) today announced its financial results for the third quarter ended September 30, 2003. The Company had previously announced on November 6, 2003 the sale of all of the stock of its wholly-owned subsidiary Chyron UK Holdings Ltd., including its operating subsidiary Pro-Bel Ltd. As a result of the sale, results for the sold business are presented as results from discontinued operations, and the results of the remaining Chyron business are presented as results from continuing operations.

Revenue from continuing operations for the third quarter ended September 30, 2003 was $3.7 million, a decrease of $1.1 million or 22%, as compared to $4.8 million for the same quarter last year, and a decrease of $1.3 million or 25% from second quarter 2003 revenue of $5.0 million. For the first nine months of 2003, revenue from continuing operations was $14.0 million, a decrease of $1.5 million or 10% as compared to $15.5 million for the first nine months of last year.

The Company reported a net loss from continuing operations for the third quarter of $1.5 million, or $0.04 per share, as compared to a net loss from continuing operations of $0.6 million, or $0.01 per share, for the third quarter of 2002, and a net loss from continuing operations of $0.2 million, or $0.01 per share for the second quarter of 2003. Included in the third quarter of 2003 net loss from continuing operations was a loss of $0.6 million from the write down to fair value of an investment. Interest expense included in net loss from continuing operations was $0.5 million in each of the third quarters of 2003 and 2002 and the second quarter of 2003. Net loss from discontinued operations for the third quarter was $0.7 million or $0.01 per share, as compared to a net loss from discontinued operations of $0.3 million or $0.01 per share for the third quarter of 2002, and a net loss from discontinued operations of $0.2 million or $0.01 per share for the second quarter of 2003. For the first nine months of 2003 the Company reported a net loss from continuing operations of $1.8 million, or $0.04 per share, as compared to a net loss from continuing operations of $1.6 million, or $0.04 per share, for the first nine months of last year. The loss from continuing operations for the first nine months of 2003 included a $0.8 million loss on the write down of an investment in the third quarter and a marketable security in the first quarter. Net loss from discontinued operations for the first nine months of 2003 was $0.7 million, or $0.02 per share, as compared to a net loss from discontinued operations for the first nine months of 2002 of $1.1 million, or $0.03 per share.

Operating loss from continuing operations for the third quarter of 2003 was $0.3 million, as compared to an operating loss from continuing operations of $0.1 million for the third quarter of 2002 and an operating profit from continuing operations of $0.3 million for the second quarter of 2003. Higher gross margins of 54% in the third quarter of 2003 as compared to 50% in the same quarter last year and lower operating expenses in the third quarter of 2003 as compared to the third quarter of 2002 helped offset the effect of lower revenues in the third quarter of 2003 as compared to the prior year's third quarter. For the first nine months of 2003 the Company reported an operating profit from continuing operations of $0.6 million, as compared to an operating loss from continuing operations of $0.1 million for the first nine months of 2002.

For the nine months ended September 30, 2003 the Company's continuing operations generated cash of $2.1 million from operating activities, and used cash of $0.1 million for net acquisitions of equipment and $2.7 million for repayment of debt, resulting in a net decrease of $0.7 million in cash from continuing operations, and the Company's discontinued operations generated $0.5 million for the period, resulting in a net decrease in cash of $0.2 million. As a result, the Company's balance of cash, cash equivalents and restricted cash, decreased from $2.2 million at the beginning of the year to $2.0 million at the end of the third quarter.

Michael Wellesley-Wesley, Chyron President and C.E.O. commented: "The performance of Chyron's graphics business in the third quarter was lower than expected, in part due to what we believe to have been lower spending by the broadcast industry in the U.S. in the third quarter. While we expect demand to pick up in the U.S. market, the near-term outlook for our international business remains challenging due to depressed economic conditions in the major European economies. Our gross profit margins and results of operations continue to benefit from our continued emphasis on controlling costs and expenses, and any increased revenues will greatly benefit our bottom line. As a result of our sale of our signal distribution and automation business, we will now focus completely on our core competency, the development of real-time graphics solutions for our worldwide professional video and TV broadcast customers."

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin

Board as a trading platform, expansion into new markets and the Company's ability to successfully implement its strategic alliance strategy.

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Chyron

The Company the Whole World Watches, Chyron is a leading developer of broadcast television graphics hardware and software ranging from high-definition turnkey systems to OEM board-level solutions. Since introducing its first character generator in 1970, Chyron has become an industry standard whose brand name is synonymous with broadcast television graphics. Chyron's current product line includes the Duet/Lyric family of graphic and animation systems, Aprisa still and clip store systems, video mixing solutions, telestration, OEM board-level products, asset management, and more. For more information about Chyron products and services, please visit the company website at www.chyron.com (OTC BB: CYRO).

- Tables Follow -

CHYRON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
		Restated		Restated
	2003	2002	2003	2002

Net sales	$3,728	$4,806	$14,017	$15,502
Cost of products sold	1,722	2,402	6,265	7,554
Gross profit	2,006	2,404	7,752	7,948

Operating expenses:
Selling, general and administrative	1,672	1,956	5,310	6,389
Research and development	661	534	1,882	1,674

Total operating expenses	2,333	2,490	7,192	8,063

Operating income (loss)	(327)	(86)	560	(115)

Interest expense	527	512	1,541	1,535
Interest income	(3)	(4)	(10)	(12)
Other expense (income), net	614	9	806	(22)

Loss from continuing operations	(1,465)	(603)	(1,777)	(1,616)

Loss from discontinued operations, net	(707)	(304)	(725)	(1,098)

Net loss	$(2,172)	$(907)	$(2,502)	$(2,714)

Net loss per share - basic and diluted:
Continuing operations	$(0.04)	$(0.01)	$(0.04)	$(0.04)
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.03)

Net loss per share - basic and diluted	$(0.05)	$(0.02)	$ (0.06)	$ (0.07)

Weighted average shares used in computing per share amounts	39,720	39,564	39,650	39,564

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30,	December 31,
	2003	2002
Assets:
Cash and cash equivalents	$1,033	$1,217
Restricted cash	1,000	1,000
Accounts receivable, net	2,117	6,827
Inventories, net	1,932	8,668
Other current assets	916	712
Assets held for sale	17,782	-
Total current assets	24,780	18,424
Non-current assets	1,012	9,563
Total assets	$25,792	$27,987
Liabilities and shareholders' deficit:
Current liabilities	$7,647	$15,885
Liabilities held for sale	9,389	-
Non-current liabilities	13,055	14,465
Total liabilities	30,091	30,350
Shareholders' deficit	(4,299)	(2,363)
Total liabilities and shareholders'
deficit	$25,792	$27,987